Exhibit 99.1

CONTACT INFORMATION:

FOR IMMEDIATE RELEASE	Kelly Batalle Director, Communications 703.284.5083 kelly_batalle@sra.com

SRA Comments On Retention of Financial Advisor

FAIRFAX, Va., January 25, 2011 – SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government and commercial clients, today confirmed that after a series of inquiries regarding the company’s willingness to consider offers, Houlihan Lokey has been retained to provide advice. SRA Chairman Dr. Ernst Volgenau, who owns shares with more than a majority of voting power concerning any possible sale or merger involving the company, stated that the retention of advisors does not reflect a decision that the company is or should be for sale.

About SRA International, Inc.

SRA and its subsidiaries are dedicated to solving complex problems of global significance for government organizations and commercial clients serving the national security, civil government and global health markets. Founded in 1978, the company and its subsidiaries have expertise in such areas as air surveillance and air traffic management; contract research organization (CRO) services; cyber security; disaster response planning; enterprise resource planning; environmental strategies; IT systems, infrastructure and managed services; learning technologies; logistics; public health preparedness; public safety; strategic management consulting; systems engineering; and wireless integration.

SRA and its subsidiaries employ more than 7,200 employees serving clients from its headquarters in Fairfax, Va., and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of January 25, 2011. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to January 25, 2011.

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